Chembio Diagnostics Reports First Quarter 2012 Financial Results

Record Product Sales More Than Double Over Prior Year

Conference Call Begins at 10:00 a.m. Eastern Time Today

MEDFORD, N.Y (May 8, 2012) – Chembio Diagnostics, Inc. (OTCQB:CEMI.PK) (Pinksheets: CEMI.PK), a leader in point-of-care diagnostic tests for infectious diseases, today reported financial results for the three months ended March 31, 2012.

Financial highlights for the first quarter of 2012 include the following (all comparisons are with the first quarter of 2011):

•	Total revenues of $6.65 million, up 83% compared with $3.64 million
•	Product sales of $6.36 million, up 111% compared with $3.02 million
•	Operating income of $720,000, compared with an operating loss of $139,000
•	Net income of $433,000 or $0.01 per diluted share, compared with a net loss of $142,000 or $0.00 per diluted share

Commenting on the Company’s strong quarterly performance, Lawrence Siebert, Chembio’s Chief Executive Officer, said, “2012 has gotten off to a very strong start with record product sales more than doubling compared with the prior year.  These gains were led by increased purchase orders from the Oswaldo Cruz Foundation (FIOCRUZ), our license and technology transfer partner in Brazil, and from continued strong demand for our rapid HIV tests in the U.S.  We remain confident about the financial outlook for 2012, which we believe will include record revenues and operating income.

“We were pleased to complete enrollment in our 3,000-patient clinical trial for our DPP® HIV 1/2 Assay in mid-April.  This important and versatile product is a rapid point-of-care test for the detection of antibodies to HIV 1 and 2 in oral fluid, finger-stick whole blood, venous whole blood, serum or plasma.   The test provides a simple ‘reactive/non-reactive’ result intended to be used in the preliminary diagnosis of patients with HIV in point-of-care settings such as public health and other clinics, hospital emergency rooms and physician offices. We have previously filed the first two modules of our Pre-Marketing Approval (PMA) application with the U.S. Food and Drug Administration (FDA) and expect to file the third and final module by the end of the second quarter.  We have confidence that this product will meet the required performance on all sample matrices.

“With more than 1.1 million Americans estimated to be living with HIV and approximately 20% of them unaware they are infected with the virus, rapid HIV tests are playing a critical role in the U.S., as they have globally, to help identify those with HIV and to prevent disease transmission.  Pending FDA approval, our DPP HIV 1/2 assay test, with its ability to test oral fluids, should provide a significant market opportunity for Chembio in the coming years and gives us an opportunity to brand our DPP product line in the U.S.

“We look forward to continued growth of our DPP product line in Brazil by FIOCRUZ and expect this collaboration to drive revenue growth throughout 2012,” concluded Mr. Siebert.

First Quarter Results

Total revenues for the first quarter of 2012 were $6.65 million, up 83% compared with total revenues of $3.64 million for the first quarter of 2011.  Product sales increased 111% to $6.36 million from $3.02 million in the prior-year period, and exceeded product sales for the first six months of 2011 by $374,000. Research and development (R&D), milestone, grant and royalty revenues for the first quarter of 2012 decreased to $290,000 from $621,000 in the same period of 2011.

Gross profit increased 73% to $3.3 million in the 2012 first quarter compared with $1.93 million in the 2011 first quarter due to higher product revenue and changes in product mix, partially offset by lower R&D,  licensing and royalty revenues.   Product gross profit for the first quarter of 2012 increased 133% to $3.04 million, compared with $1.31 million for the comparable period in 2011.

R&D expenses were $1.38 million in the first quarter of 2012 and $1.29 million in the prior year.  The 2012 first quarter included $191,000 of clinical trial expenses which were incurred in 2011 and were not invoiced until April of 2012.

For the three months ended March 31, 2012, selling, general and administrative expenses increased to $1.23 million from $775,000 in the prior year, largely due to higher commissions on DPP product sales to Brazil, as well as to higher wages and stock-based compensation.

Operating income for the first quarter of 2012 was $720,000, compared with an operating loss of $139,000 for the first quarter of 2011.

Net income for the first quarter of 2012 was $433,000 or $0.01 per diluted share, compared with a net loss of $142,000 or $0.00 per share for the comparable period in 2011.  The 2012 first quarter net income included $285,000 in income tax provision,  which reflects approximately the amount of income taxes that would be attributable to the Company’s profit for the quarter if the Company did not have an operating loss carryforward to offset income taxes payable.

Balance Sheet Highlights

The Company had cash of $2.95 million as of March 31, 2012, compared with $3.01 million as of December 31, 2011.

Conference Call

Chembio has scheduled a conference call and webcast for 10:00 a.m. Eastern time today.  To participate on the call, please dial (877) 407-0778 from the U.S. or (201) 689-8565 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until March 15, 2012 at 11:59 p.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering reservation account number 286 and conference ID #: 393134.  The conference call may also be accessed via the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=167559.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing point-of-care testing market. Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere North America, Inc.  Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 160 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485. For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

LHA
Anne Marie Fields
(212) 838-3777
AFields@lhai.com
@LHA_IR_PR

(Tables to follow)

Chembio Diagnostics, Inc. & Subsidiary
Summary of Condensed Consoldidated Results of Operations

	For the three months ended
	March 31, 2012	March 31, 2011
Net product sales	$6,363,152	$3,015,063

License and royalty revenue	-	28,854

R&D, milestone and grant revenue	290,100	591,764

TOTAL REVENUES	$6,653,252	$3,635,681

GROSS MARGIN	$3,332,864	$1,926,342

Research and development expenses	$1,379,131	$1,290,142

Selling, general and administrative expenses	$1,233,968	$775,371

INCOME (LOSS) FROM OPERATIONS	$719,765	$(139,171)

Income tax provision	$285,400	$-

NET INCOME (LOSS)	$433,443	$(142,297)

Basic net income per share	$0.01	$(0.00)

Diluted net income per share	$0.01	$(0.00)

Weighted average number of shares outstanding, basic	63,474,580	62,284,772

Weighted average number of shares outstanding, diluted	68,098,858	62,284,772

Chembio Diagnostics, Inc. & Subsidiary
Summary of Condensed Consolidated Balance Sheets

	March 31, 2012	December 31, 2011

CURRENT ASSETS:
Cash and cash equivalents	$2,954,276	$3,010,954
Accounts receivable, net of allowance for doubtful accounts of $125,000 and $30,000 for 2012 and 2011, respectively	3,616,720	2,998,449
Inventories	2,706,676	2,300,286
Prepaid expenses and other current assets	755,082	681,893
TOTAL CURRENT ASSETS	10,032,754	8,991,582

FIXED ASSETS, net of accumulated depreciation	1,118,989	1,062,276

OTHER ASSETS
Deferred tax asset, net of valuation allowance	4,492,763	4,749,622
License agreements and other assets	715,290	682,264

	$16,359,796	$15,485,744

TOTAL CURRENT LIABILITIES	$3,133,399	$2,857,626

TOTAL OTHER LIABILITIES	120,937	133,484

TOTAL LIABILITIES	3,254,336	2,991,110

TOTAL STOCKHOLDERS’ EQUITY	13,105,460	12,494,634

	$16,359,796	$15,485,744

Chembio Diagnostics, Inc. & Subsidiary
Summary of Condensed Consolidated Cash Flow

	For the three months ended
	March 31, 2012	March 31, 2011

Net cash provided by operating activities	$149,226	$1,560,142
Net cash used in investing activities	(223,716)	(46,358)
Net cash provided by (used in) financing activities	17,812	(853,032)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	$(56,678)	$660,752

# # #